Exhibit 10.3

RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement (“Release”), dated as of May 27, 2015, is entered into between Signature Group Holdings, Inc., a Delaware corporation (the “Company”) and Christopher Manderson (the “Executive”).

WITNESSETH:

WHEREAS, in order to provide an orderly and amicable arrangement with respect to Executive’s separation from the Company, the Company desires to provide Executive with severance in the form of a lump sum payment;

WHEREAS, in order to be eligible to receive severance and other consideration as described in this Release, Executive must execute a release and waiver of all claims and causes of action against the Company, and all of its affiliates and related entities; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Release for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide.

NOW, THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

AGREEMENT:

1.     Separation Date.   Executive’s separation from employment with the Company will be effective immediately May 27, 2015 (“Separation Date”).  Effective as of the Separation Date, the Executive and the Company hereby acknowledge and agree that the Evergreen Employment Agreement, dated August 1, 2014 (“Evergreen Agreement”), by and between the Executive and the Company, as well as any other prior agreements or understandings, are hereby terminated and of no further force or effect.

2.     Final Compensation. The Company will pay Executive’s final compensation earned through and including the Separation Date.  In addition, the Company will offer Executive the right to continue to participate in its group health plan pursuant to COBRA.  Except as specifically provided in this Release, Executive understands that Executive will not be entitled to any other payment, benefits or other consideration from the Company related to Executive’s employment with the Company or Executive’s separation from the Company.

3.     Severance and Other Consideration.  In consideration for the promises made herein by Executive, the Company will pay Executive severance in the form of a lump sum payment of one year’s base salary at the rate in effect at the time of termination pursuant to the Evergreen Agreement, payable within fifteen (15) days following, pursuant to Section 4, the termination of the Executive, and execution and return of this Release by the Executive.

4.     Releases and Waiver.

a)Executive (on behalf of his or herself and his or her heirs, executors, legal representation, administrators and assigns) hereby voluntarily, knowingly and willingly releases and forever discharges the Company, its subsidiaries, affiliates, and parents, together with each of those entities’ former and current officers, directors, shareholders, managers, employees, agents, fiduciaries, and administrators (collectively, the “Company Releasees”) from any and all liabilities, agreements, compensation, demands, damages, claims, and causes of action of any nature whatsoever that they may have had or now have, known and unknown, against any of the Company Releasees including, but not limited to, those that are by reason of or in any manner whatsoever connected with the Company’s hiring of Executive, Executive’s employment relationship with the Company, or the termination of the Executive’s employment with the Company, including, but not limited to, under any public policy, contract, or tort, or under common law; wrongful discharge; retaliation; breach of contract; infliction of emotional distress; or defamation; or arising under any policies, practices, or procedures of the Company and including, specifically, all alleged discriminatory events, acts, patterns or practices based on age, religion, creed, sex, sexual orientation, national origin, ancestry, disability, handicap, marital status, gender identity, race or color, arising under any statute or law including, without limitation, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq., the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state, or local law, regulation, or ordinance; or any claim for costs, fees, or other expenses, including attorneys’ fees, incurred in these matters, except for claims to the payments due under this Agreement.  It is further and expressly agreed that, except as otherwise provided in Section 4(b) below, to the fullest extent permitted by law, Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company based on any of the claims waived herein occurring up to and including the date of Executive’s signature.  Executive represents and warrants that Executive has not done so as of the effective date of this Release.

b)By signing this Release Executive expressly does not release or waive any right to file or maintain a charge or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other applicable federal, state or local administrative agency.  However, Executive does waive rights to any monetary or equitable recovery should the EEOC, or any such federal, state, or local agency pursue any claims on Executive’s behalf arising out of or relating to Executive’s employment with and/or separation from employment with the Company and Executive hereby promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or applicable federal, state or local administrative agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

c)Notwithstanding the foregoing promises and rights, if Executive violates this Section 4, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation.

d)If Executive is at least forty (40) years of age, in compliance with the aforementioned Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et. seq. and the Older Workers’ Benefit Protection Act, the Executive is shall be afforded at least twenty-one (21) days to consider waiving age-related discrimination claims by executing this Release, and has the right to revoke his signature within seven (7) days after his execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven day revocation period has passed. The Executive hereby acknowledges that Executive (i) has read this Release and understands its legal effect and binding nature; (ii) has been advised to consult with an attorney prior to executing this Release and that Executive has had the opportunity to do so; (iii) is acting voluntarily and of Executive’s own free will in executing this Release; (iv) has been informed that Executive has at least twenty-one (21) days to consider such execution; (v) has seven (7) days following execution to revoke this Release; and (vi) unless revoked during the seven (7) day period, this Release shall remain in full force and effect.

5.     Non-Disclosure

ARTICLE I.  Except as required by law or as specified in this Section, Executive agrees that he will not disclose any of the terms and conditions of this Release to any person or entity who is not a party to this Release, with the sole exceptions of Executive’s current or any future attorneys and financial advisors.  In addition, Executive will instruct Executive’s current or any future attorneys and financial advisors who have acquired knowledge of the matters discussed herein to treat such information as privileged and confidential and not to disclose such information except as consistent with this Release and required by law.

6.     Non-Disparagement

ARTICLE II. The Executive shall not, at any time following the Separation Date, directly or indirectly, disparage the Company or the business or properties or assets of the Company.  The Company’s CEO shall not, at any time following the Separation Date, directly or indirectly, disparage the Executive.  Notwithstanding the foregoing, nothing in this Section 6 shall preclude the Executive or the Company’s CEO from making truthful statements or disclosures that are required by applicable law or legal process.

7.     Proprietary Information.  Executive agrees that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.  Executive agrees not to use or disclose any Proprietary Information.

8.     Unemployment Compensation.  The Company agrees to not protest any claim for unemployment insurance compensation that Executive may make.

9.     Return of Property.  Executive acknowledges and agrees that he has returned all Company property in Executive’s possession, custody or control to the Company.

10.   Acknowledgements.  Executive acknowledges (a) that he has at least twenty-one (21) days from receipt of this document to consider whether to accept or reject this Release pursuant to Section 4(d).  Executive may accept this Agreement by executing it and returning it by no later than June 5, 2015 to Craig Bouchard, Chief Executive Officer of the Company; (b) that Executive may at Executive’s option, sign this Release prior to the end of such period but is not required to do so; (c) that Executive is voluntarily and knowingly entering into this Release; and (d) that Executive understands the legal and binding effect of this Release.

11.   Governing Law.  This Release shall be construed in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles.

12.   Counterparts.   This Release may be executed by each of the parties hereto in separate counterparts (including electronic counterparts) and have the same force and effect as if the Company and Executive had executed it as a single document.

13.   Successors and Assigns.   The rights and obligations of the parties under this Release shall be binding upon and shall inure to the benefit of the Company’s successors and assigns.  This Release shall not be assignable by Executive.

14.   Entire Agreement.  This Release expresses the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

CHRISTOPHER MANDERSON	Signature Group Holdings, Inc.

/s/ CHRISTOPHER MANDERSON	/s/ CRAIG T. BOUCHARD
Name: Craig T. Bouchard
Title: Chief Executive Officer

[Signature Page Release and Waiver Agreement – Signature Group Holdings, Inc.]